Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Alaunos Therapeutics, Inc. (the “Company”) on Form S-3 to be filed on or about November 12, 2026 of our report, dated March 31, 2026, on our audit of the Company’s financial statements as of December 31, 2025 and for the year then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to reference to us under the heading “Experts” in such registration statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

November 12, 2026